EXHIBIT 4.26

DESCRIPTION OF THE REGISTRANT’S 3.950% GUARANTEED SENIOR NOTES DUE 2032 REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of the 3.950% Guaranteed Senior Notes due 2032 (the “Notes”) issued by Amcor UK Finance plc (the “Issuer”), a subsidiary of Amcor plc (“Amcor,” “we,” “our,” or “us”) summarizes certain material terms of the Notes. The Notes are registered under Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”), and are listed on the New York Stock Exchange (the “NYSE”) under the trading symbol of “AMCR/32.” This description does not purport to be complete and is qualified in its entirety by reference to the indenture, which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.26 is a part.

The Notes were issued pursuant to an indenture dated as of May 29, 2024 among the Issuer, Amcor, Amcor Finance (USA), Inc., Amcor Group Finance plc, Amcor Pty Ltd and Amcor Flexibles North America, Inc., as guarantors, and Deutsche Bank Trust Company Americas, as trustee (the "Trustee"), as supplemented by the first supplemental indenture dated as of April 30, 2025, among the Issuer, Berry Global Group, Inc. and Berry Global, Inc., as guarantors, and the Trustee. We refer to the original indenture, as supplemented, as the indenture. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). A copy of the indenture may be obtained from the Issuer or the Trustee.

The Issuer issued the Notes in fully registered form in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The Notes were issued in the form of one or more global notes, without coupons, which were deposited initially with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary, for, and in respect of interests held through, Euroclear and Clearstream. There is no security register for the Notes in the United Kingdom or Australia. The Trustee acts as paying agent, transfer agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the registrar. The Issuer may change the paying agent, transfer agent and registrar without notice to holders of the Notes, and may change the paying agent upon notice to the Trustee.

General

The Notes bear interest from the date of issuance, payable annually in arrears on May 29 of each year, beginning May 29, 2025, to the persons in whose names such Notes are registered at the close of business on the date that is (i) in the case of Notes represented by a global note, the clearing system business day (for this purpose, a day on which Clearstream and Euroclear settle payments in euro) immediately preceding the relevant interest payment and (ii) in all other cases, 15 calendar days prior to the relevant interest payment date (whether or not a Business Day) (for the purposes of clauses (i) and (ii), such day, the “record date”). Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or May 29, 2024, if no interest has been paid on the applicable Notes), to, but excluding, the next scheduled interest payment date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association.

Unless earlier redeemed in the circumstances set out below, the Notes will mature on May 29, 2032 at a price equal to 100% of their principal amount.

The Notes were offered in the principal amount of €500,000,000.

In any case where the due date for the payment of the principal amount of, or any premium or interest with respect to, the Notes or the date fixed for redemption of the Notes, shall not be a Business Day, then payment of the principal amount, premium, if any, or interest, including any Additional Amounts payable in respect thereto may be made on the next succeeding Business Day with the same force and effect as if made on the date for such payment or the date fixed for redemption, and no interest shall accrue for the period after such date.

The Notes are not entitled to the benefits of any sinking fund. The Notes are subject to defeasance as described under “Defeasance and covenant defeasance”.

Issuance in Euro

All payments of interest, premium, if any, and principal, including payments made upon any redemption or repurchase of the Notes, will be made in euro; provided that if the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second Business Day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default (as defined in the indenture). Neither the Trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Further Issues

The indenture provides that the Notes may be issued from time to time without limitation as to aggregate principal amount. Therefore, in the future, the Issuer may, without the consent of the holders of the Notes, create and issue under the indenture additional debt securities having the same terms and conditions as the Notes (except for the issue date and, under certain circumstances, the first date of interest accrual, the first interest payment date and terms relating to restrictions on transfer or registration rights), provided that if such additional debt securities are not fungible with the Notes for U.S. federal income tax purposes, such additional debt securities will have a different CUSIP number, Common Code and ISIN number from the Notes. We refer to any such additional debt securities, as “Additional Notes”. Any Additional Notes of a series will form a single series of debt securities with the Notes.

Guarantees

Under the Guarantees, each of Amcor, Amcor Finance (USA), Inc., Amcor Group Finance plc, Amcor Flexibles North America, Inc., Berry Global Group, Inc. and Berry Global Inc. (collectively, the “Guarantors”) fully and unconditionally guarantee the due and punctual payment of the principal, interest, premium (if any) and all other amounts due under the indenture and on the Notes when the Notes become due and payable, whether at maturity, pursuant to optional redemption, by acceleration or otherwise, in each case, after any applicable grace periods or notice requirements, according to the terms of the Notes (the “Guarantees”).

The obligations of the Guarantors under the Guarantees are unconditional, regardless of the enforceability of the Notes, and (other than any release as described below) will not be discharged until all obligations under the

Notes and the indenture are satisfied. Holders of the Notes may proceed directly against the Guarantors under the Guarantee if an event of default affecting the Notes occurs without first proceeding against the Issuer.

Additional Subsidiary Guarantors

Amcor has covenanted and agreed under the indenture that it will cause each of its Subsidiaries (other than the Issuer and any Subsidiary that is already a Guarantor under the indenture) that at any time has outstanding a guarantee with respect to any Specified Indebtedness, or is otherwise an obligor, a co-obligor or jointly liable with the Issuer or any applicable Guarantor with respect to any Specified Indebtedness, to execute and deliver to the Trustee a supplemental indenture within 30 days of such Subsidiary guaranteeing, or otherwise becoming an obligor, a co-obligor or jointly liable with the Issuer or any applicable Guarantor in respect of, such Specified Indebtedness, pursuant to which such Subsidiary will guarantee the Notes issued under the indenture on the same terms and subject to the same conditions and limitations as set forth in the indenture.

Any supplemental indenture entered into in accordance with the indenture in connection with the provision of a Guarantee by an additional Subsidiary Guarantor may include a limitation on such Subsidiary Guarantee that is required under the law of the jurisdiction in which such Subsidiary is incorporated or organized, provided that such limitation shall also be contained in any other guarantee provided by such Subsidiary in respect of any Specified Indebtedness.

Release of Subsidiary Guarantors

As more fully described in the indenture, any Subsidiary of Amcor that provides a Guarantee in respect of the Notes (a “Subsidiary Guarantor”) may be released at any time from its Guarantee without the consent of any holder of the Notes if, at such time, no Default or Event of Default has occurred and is continuing, and either (a) such Subsidiary Guarantor is no longer, or at the time of release will no longer be, a Subsidiary of Amcor or (b) such Subsidiary Guarantor shall not have outstanding a guarantee with respect to any Specified Indebtedness or otherwise be an obligor, co-obligor or jointly liable with respect to any Specified Indebtedness (or shall be released with respect to its Guarantee under the indenture simultaneously with its release under guarantees or other obligations with respect to all Specified Indebtedness).

Ranking

The Notes are unsecured obligations of the Issuer and rank on a parity basis with all of the Issuer’s other unsecured and unsubordinated obligations, and each of the Guarantees are an unsecured obligation of the applicable Guarantor and rank on a parity basis with all other unsecured and unsubordinated indebtedness of such Guarantor, except, in each case, indebtedness mandatorily preferred by law.

The Notes are effectively subordinated to any existing and future secured obligations of the Issuer to the extent of the value of the assets securing any such obligations, and since the Notes are unsecured obligations of the Issuer, in the event of a bankruptcy or insolvency, the Issuer’s secured lenders will have a prior secured claim to any collateral securing the obligations owed to such secured lenders. Each of the Guarantees are effectively subordinated to any existing and future secured obligations of the applicable Guarantor to the extent of the value of the assets securing such obligations, and since each of the Guarantees is an unsecured obligation of the corresponding Guarantor, in the event of bankruptcy or insolvency, each such Guarantor’s secured lenders will have a prior secured claim to any collateral securing the obligation owed to such secured lenders.

The Notes and each of the related Guarantees are also structurally subordinated to all existing and future indebtedness and other liabilities, whether or not secured, of any subsidiary of Amcor (other than the Issuer) that does not guarantee such Notes (including any subsidiaries that Amcor may in the future acquire or establish to the extent they do not guarantee such Notes). Amcor, Amcor Finance (USA), Inc., Amcor Group Finance plc, Amcor Flexibles North America, Inc., Berry Global Group, Inc. and Berry Global Inc. are the initial Guarantors of the Notes. See “Guarantees.”

Registration of Transfer and Exchange

General

Subject to the limitations applicable to global notes, the Notes may be presented for exchange for other Notes of any authorized denominations and of a like tenor and aggregate principal amount or for registration of transfer by the holder thereof or his attorney duly authorized in writing and, if so required by the Issuer, the Guarantors or the Trustee, with the form of transfer thereon duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Issuer, the Guarantors or the Registrar duly executed, at the office of the Registrar or at the office of any other transfer agent designated by the Issuer or such Guarantors for such purpose. No service charge will be made for any exchange or registration of transfer of the Notes, but the Issuer or the Guarantors may require payment of a sum by the holder of a Note sufficient to cover any tax or other governmental charge payable in connection therewith.

Such transfer or exchange will be effected upon the Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Registrar may decline to accept any request for an exchange or registration of transfer of any Note during the period of 15 days preceding the due date for any payment of interest on, principal of or any other payments on or in respect of the Notes. The Issuer and the Guarantors have appointed the Trustee as Registrar (the “Registrar”). The Issuer and the Guarantors may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts; provided, however, that there shall at all times be a transfer agent in the Borough of Manhattan, The City of New York.

Payment of Additional Amounts

All payments of, or in respect of, principal of, and any premium and interest on, the Notes, and all payments pursuant to the Guarantees, shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the United States (including the District of Columbia and any state, possession or territory thereof), Jersey, Australia, the United Kingdom or any other jurisdiction in which the Issuer or the Guarantors becomes a resident for tax purposes (whether by merger, consolidation or otherwise) or through which the Issuer or any Guarantor makes payment on the Notes or any Guarantee (each, a “Relevant Jurisdiction”) or any political subdivision or taxing authority of any of the foregoing, unless such taxes, duties, assessments or governmental charges are required by the law of the Relevant Jurisdiction or any political subdivision or taxing authority thereof or therein to be withheld or deducted. In that event, the Issuer or the Guarantors, as applicable, will pay such additional amounts (“Additional Amounts”) as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges payable in respect of such Additional Amounts) in the payment to the holder of the Notes of the amounts which would have been payable in respect of such Notes or Guarantee had no such withholding or deduction been required, except that no Additional Amounts shall be so payable for or on account of:

(1) any withholding, deduction, tax, duty, assessment or other governmental charge which would not have been imposed but for the fact that such holder or beneficial owner of the Notes:

(a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the United States, Jersey, Australia, the United Kingdom, or other Relevant Jurisdiction or otherwise had some connection with the United States, Jersey, Australia, the United Kingdom, or other Relevant Jurisdiction other than the mere ownership of, or receipt of payment under, such Notes or Guarantee;

(b) presented such Note or Guarantee for payment in any Relevant Jurisdiction, unless such Note or Guarantee could not have been presented for payment elsewhere;

(c) presented such Note or Guarantee (where presentation is required) more than thirty (30) days after the date on which the payment in respect of such Note or Guarantee first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such Additional Amounts if it had presented such Note or Guarantee for payment on any day within such period of thirty (30) days; or

(d) with respect to any withholding or deduction of taxes, duties, assessments or other governmental charges imposed by the United States, or any of its territories or any political subdivision thereof or any taxing authority thereof or therein, is or was with respect to the United States a citizen or resident of the United States, treated as a resident of the United States, present in the United States, engaged in business in the United States, a person with a permanent establishment or fixed base in the United States, a “ten percent shareholder” of the Issuer or the Guarantors, a passive foreign investment company, or a controlled foreign corporation, or has or has had some other connection with the United States (other than the mere receipt of a payment or the ownership of holding a Note;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any withholding or deduction on account of such tax, assessment or other government charge;

(3) any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments of (or in respect of) principal of, or any premium or interest on, the Notes or the Guarantees thereof;

(4) any withholding, deduction, tax, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply in a timely manner by the holder or beneficial owner of such Note or, in the case of a global note, the beneficial owner of such global note, with a timely request of the Issuer, the Guarantors, the Trustee or any paying agent addressed to such holder or beneficial owner, as the case may be, (a) to provide information concerning the nationality, residence or identity of such holder or such beneficial owner or (b) to make or provide any declaration, application or claim or satisfy any information or reporting requirement, which, in the case of (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of any Relevant Jurisdiction or any political subdivision or taxing authority thereof or therein as a precondition to exemption from all or part of such withholding, deduction, tax, duty, assessment or other governmental charge (including without limitation the filing of an Internal Revenue Service (“IRS”) Form W-8BEN, W-8BEN-E, W-8ECI or W-9);

(5) any withholding, deduction, tax, duty, assessment or other governmental charge which is imposed or withheld by or by reason of the Australian Commissioner of Taxation giving a notice under section 255 of the Income Tax Assessment Act 1936 (Cth) of Australia (the “Australian Tax Act”) or section 260-5 of Schedule 1 of the Taxation Administration Act 1953 (Cth) of Australia or under a similar provision;

(6) any taxes imposed or withheld by reason of the failure of the holder or beneficial owner of the Notes to comply with (a) the requirements of Sections 1471 through 1474 (commonly known as “FATCA”) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), the U.S. Treasury regulations issued thereunder or any official interpretation thereof or any agreement entered into pursuant to Section 1471 of the Code, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction or relating to any intergovernmental agreement between the United States and any other jurisdiction, which, in either case, facilitates the implementation of clause (a) above and (c) any agreement pursuant to the implementation of clauses (a) and (b) above with the IRS, the U.S. government or any governmental or taxation authority in any other jurisdiction; or

(7) any combination of items (1), (2), (3), (4), (5) and (6); nor shall Additional Amounts be paid with respect to any payment of, or in respect of, the principal of, or any premium or interest on, any such Note or Guarantee to any such holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment on a Note or Guarantee would, under the laws of any Relevant Jurisdiction or any political subdivision or taxing authority thereof or therein, be treated as being derived or received for tax purposes by a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts had it been the holder of the Note or Guarantee.

Whenever there is mentioned, in any context, any payment of or in respect of the principal of, or any premium or interest on, any Notes (or any payments pursuant to the Guarantees thereof), such mention shall be deemed to include mention of the payment of Additional Amounts provided for in the indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the indenture, and any express mention of the payment of Additional Amounts in any provisions of the indenture shall not be construed as excluding Additional Amounts in those provisions of the indenture where such express mention is not made.

Certain other additional amounts may be payable in respect of Notes and Guarantees as a result of certain consolidations or mergers involving, or conveyances, transfer or leases of properties and assets by, the Issuer or the Guarantors. See “Certain Covenants - Consolidation, Merger and Sale of Assets.”

Amcor’s obligations to pay Additional Amounts if and when due will survive the termination of the indenture and the payment of all other amounts in respect of the Notes.

Redemption for Changes in Withholding Taxes

If, as the result of (a) any change in or any amendment to the laws, regulations, or published tax rulings of any Relevant Jurisdiction, or of any political subdivision or taxing authority thereof or therein, affecting taxation, or (b) any change in the official administration, application, or interpretation by a relevant court or tribunal, government or government authority of any Relevant Jurisdiction of such laws, regulations or published tax rulings either generally or in relation to the Notes or the Guarantees, which change or amendment is proposed and becomes effective on or after the later of (x) the original issue date of the Notes or the Guarantees or (y) the date on which a jurisdiction becomes a Relevant Jurisdiction (whether by consolidation, merger or transfer of assets of the Issuer or any Guarantor, change in place of payment on the Notes or any Guarantee or otherwise) or which change in official administration, application or interpretation shall not have been available to the public prior to such later date, the Issuer or the applicable Guarantors would be required to pay any Additional Amounts pursuant to the indenture or the terms of any Guarantee in respect of interest on the next succeeding interest payment date (assuming, in the case of the Guarantors, a payment in respect of such interest was required to be made by the applicable Guarantor under the Guarantee thereof on such interest payment date and the applicable Guarantor would be unable, for reasons outside their control, to procure payment by the Issuer), and the obligation to pay Additional Amounts cannot be avoided by the use of commercially reasonable measures available to the Issuer or the applicable Guarantor, the Issuer may, at its option, redeem all (but not less than all) of the corresponding Notes, upon not less than 30 nor more than 60 days’ written notice as provided in the indenture, (i) in the case of Notes represented by a global note, to and through Euroclear or Clearstream for communication by them to the holders of interests in the Notes to be so redeemed, or (ii) in the case of definitive Notes, to each holder of record of the Notes to be redeemed at its registered address, at a redemption price equal to 100% of the principal amount thereof plus accrued interest, if any, to, but not including, the date fixed for redemption; provided, however, that:

(1) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which the Issuer or the applicable Guarantor would be obligated to pay such Additional Amounts were a payment in respect of the Notes or the applicable Guarantee thereof then due; and

(2) at the time any such redemption notice is given, such obligation to pay such Additional Amounts must remain in effect.

Prior to any such redemption, the Issuer, the applicable Guarantor or any Person with whom the Issuer or the applicable Guarantor has consolidated or merged, or to whom the Issuer or the applicable Guarantor has conveyed or transferred or leased all or substantially all of its properties and assets (the successor Person in any such transaction, a “Successor Person”), as the case may be, shall provide the Trustee with an opinion of counsel to the effect that the conditions precedent to such redemption have occurred and a certificate signed by an authorized officer stating that the obligation to pay Additional Amounts cannot be avoided by taking measures that the Issuer, the applicable Guarantor or the Successor Person, as the case may be, believes are commercially reasonable.

Optional Redemption; Clean-up Call

Prior to February 29, 2032 (three months prior to their maturity date) (the “Par Call Date”), the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable comparable government bond rate, plus 25 basis points less (b) interest accrued to the date of redemption, and

(2)(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, the Issuer may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“comparable government bond” means, in relation to any comparable government bond rate calculation, at the discretion of an independent investment bank selected by the Issuer, a German federal government bond whose maturity is closest to the maturity of the Notes to be redeemed (assuming that such Notes to be redeemed matured on the applicable Par Call Date), or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German federal government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German federal government bonds selected by the Issuer, determine to be appropriate for determining the comparable government bond rate.

“comparable government bond rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the comparable government bond (as defined above) on the basis of the middle market price of the comparable government bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by the Issuer.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any foregoing redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed which, in the case of global notes, will be the common depositary. Any redemption or notice of any redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, other offering, issuance of indebtedness or other transaction or event.

In the case of a partial redemption, selection of the Notes for redemption will be made (i) in the case of global notes, pursuant to the applicable procedures of Euroclear or Clearstream, as applicable; and (ii) in the case of certificated Notes, pro rata, by lot or by such other method as the Trustee in consultation with the Issuer deems appropriate and fair. No Notes of a principal amount of €100,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. Except in the case of global notes, a new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. In the case of global notes, Euroclear or Clearstream, as applicable, will determine the allocation of the redemption price among beneficial owners in such global notes in accordance with their applicable policies and procedures. Neither the Trustee nor the Registrar nor the paying agent will be liable for any selections made in accordance with this paragraph.

The Issuer may also, at any time, purchase the Notes in the open market, pursuant to a tender offer or otherwise and at any price. In the event that the Issuer has redeemed or purchased and cancelled the Notes equal to or greater than 75% of the aggregate principal amount of the Notes initially issued, the Issuer may redeem, in whole, but not in part, the remaining Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, together with accrued and unpaid interest on those notes to, but excluding, the date fixed for redemption.

Unless the Issuer defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Governing Law

The indenture is, and the Notes are, governed by, and construed in accordance with, the laws of the State of New York.

Relationship with the Trustee

The Issuer and the Guarantors have commercial deposits and custodial arrangements with Deutsche Bank Trust Company Americas (“Deutsche Bank”) or its affiliates and may have borrowed money from Deutsche Bank or its affiliates in the normal course of business. The Issuer and the Guarantors may enter into similar or other banking relationships with Deutsche Bank or its affiliates in the future in the normal course of business. Deutsche Bank may also act as trustee with respect to other debt securities issued by the Issuer and the Guarantors.

Offers to Purchase; Open Market Purchases

Neither the Issuer nor any of the Guarantors is required to make any sinking fund payments or any offers to purchase with respect to the Notes or the Guarantees. The Issuer or the Guarantors may at any time and from time to time purchase Notes in the open market or otherwise.

Certain Covenants

Pursuant to the indenture, the Issuer and each of the Guarantors have covenanted and agreed as follows.

Offer to Repurchase upon Change of Control Triggering Event

The indenture provides that, upon the occurrence of a Change Of Control Triggering Event, unless the Issuer has exercised its right to redeem the Notes in accordance with their terms, each holder of the Notes will have the right to require the Issuer to purchase all or a portion of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Issuer’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Issuer will be required to send, by first class mail, a notice to each holder of the Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Trustee at the address specified in the notice, or transfer their Notes to the Trustee by book-entry transfer pursuant to the applicable procedures of the Trustee, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

The Issuer will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all corresponding Notes properly tendered and not withdrawn under its offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that the Issuer offer to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another “person” (as such terms is used in Section 13(d)(3) of the Exchange Act) may be uncertain.

Limitation on Liens

Pursuant to the indenture, for so long as any of the Notes or any of the Guarantees are outstanding, Amcor will not, and will not permit any Subsidiary to, create, assume, incur, issue or otherwise have outstanding any Lien upon, or with respect to, any of the present or future business, property, undertaking, assets or revenues (including, without limitation, any Equity Interests and uncalled capital), whether now owned or hereafter acquired (together, “assets”) of Amcor or such Subsidiary, to secure any Indebtedness, unless the Notes and applicable Guarantees are secured by such Lien equally and ratably with (or prior to) such Indebtedness, except for the following, to which this covenant shall not apply:

(a) Liens on assets securing Indebtedness of Amcor or such Subsidiary outstanding on the date of the indenture;

(b) Liens on assets securing Indebtedness owing to Amcor or any Subsidiary (other than a Project Subsidiary);

(c) Liens existing on any asset prior to the acquisition of such asset by Amcor or any Subsidiary after the original issue date of the Notes, provided that (i) such Lien has not been created in anticipation of such asset being so acquired, (ii) such Lien shall not apply to any other asset of Amcor or any Subsidiary, other than to proceeds and products of, and, in the case of any assets other than Equity Interests, after-acquired property that is affixed or incorporated into, the assets covered by such Lien on the date of such acquisition of such assets, (iii) such Lien shall secure only the Indebtedness secured by such Lien on the date of such acquisition of such asset and (iv) such Lien shall be discharged within one year of the date of acquisition of such asset or such later date as may be the date of the maturity of the Indebtedness that such Lien secures if such Indebtedness is fixed interest rate indebtedness that provides a commercial financial advantage to Amcor and the Subsidiaries;

(d) Liens on any assets of a Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary) after the original issue date of the Notes that existed prior to the time such Person becomes a Subsidiary (or is so merged or consolidated), provided that (i) such Lien has not been created in anticipation of such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of Amcor or any Subsidiary, other than to proceeds and products of, and, in the case of any assets other than Equity Interests, after-acquired property that is affixed or incorporated into, the assets covered by such Lien on the date such Person becomes a Subsidiary (or is so merged or consolidated), (iii) such Lien shall secure only the Indebtedness secured by such Lien on the date such Person becomes a Subsidiary (or is so merged or consolidated) and (iv) such Lien shall be discharged within one year of the date such Person becomes a Subsidiary (or is so merged or consolidated) or such later date as may be the date of the maturity of the Indebtedness that such Lien secures if such Indebtedness is fixed interest rate indebtedness that provides a commercial financial advantage to Amcor and the Subsidiaries;

(e) Liens created to secure Indebtedness, directly or indirectly, incurred for the purpose of purchasing Equity Interests or other assets (other than real or personal property of the type contemplated by clause (f) below), provided that (i) such Lien shall secure only such Indebtedness incurred for the purpose of purchasing such assets, (ii) such Lien shall apply only to the assets so purchased (and to proceeds and products of, and, in the case of any assets other than Equity Interests, any subsequently after- acquired property that is affixed or incorporated into, the assets so purchased) and (iii) such Lien shall be discharged within two years of such Lien being granted;

(f) Liens created to secure Indebtedness incurred for the purpose of acquiring or developing any real or personal property or for some other purpose in connection with the acquisition or development of such property, provided that (i) such Lien shall secure only such Indebtedness, (ii) such Lien shall not apply to any other assets of Amcor or any Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the property so acquired or developed and (iii) the rights of the holder of the Indebtedness secured by such Lien shall be limited to the property that is subject to such Lien, it being the intention that the holder of such Lien shall not have any recourse to Amcor or any Subsidiaries personally or to any other property of Amcor or any Subsidiary;

(g) Liens for any borrowings from any financial institution for the purpose of financing any import or export contract in respect of which any part of the price receivable is guaranteed or insured by such financial institution carrying on an export credit guarantee or insurance business, provided that (i) such Lien applies only to the assets that are the subject of such import or export contract and (ii) the amount of Indebtedness secured thereby does not exceed the amount so guaranteed or insured;

(h) Liens for Indebtedness from an international or governmental development agency or authority to finance the development of a specific project, provided that (i) such Lien is required by applicable law or practice and (ii) the Lien is created only over assets used in or derived from the development of such project;

(i) any Lien created in favor of co-venturers of Amcor or any Subsidiary pursuant to any agreement relating to an unincorporated joint venture, provided that (i) such Lien applies only to the Equity Interests in, or the assets of, such unincorporated joint venture and (ii) such Lien secures solely the payment of obligations arising under such agreement;

(j) Liens over goods and products, or documents of title to goods and products, arising in the ordinary course of business in connection with letters of credit and similar transactions, provided that such Liens secure only the acquisition cost or selling price (and amounts incidental thereto) of such goods and products required to be paid within 180 days;

(k) Liens arising by operation of law in the ordinary course of business of Amcor or any Subsidiary;

(l) Liens created by Amcor or any Subsidiary over a Project Asset of Amcor or such Subsidiary, provided that such Lien secures only (i) in the case of a Lien over assets referred to in clause (a) of the definition of Project Assets, Limited Recourse Indebtedness incurred by Amcor or such Subsidiary or (ii) in the case of a Lien over Equity Interests referred to in clause (b) of the definition of Project Assets, Limited Recourse Indebtedness incurred by the direct Subsidiary of Amcor or such Subsidiary;

(m) Liens arising under any netting or set-off arrangement entered into by Amcor or any Subsidiary in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Amcor or any Subsidiary;

(n) Liens incurred in connection with any extension, renewal, replacement or refunding (together, a “refinancing”) of any Lien permitted in clauses (a) through (m) above and any successive refinancings thereof permitted by this clause (n) (each an “Existing Security”), provided that (i) such Liens do not extend to any asset that was not expressed to be subject to the Existing Security, (ii) the principal amount of Indebtedness secured by such Liens does not exceed the principal amount of Indebtedness that was outstanding and secured by the Existing Security at the time of such refinancing and (iii) any refinancing of an Existing Security incurred in accordance with clauses (c) through (e) above (and any subsequent refinancings thereof permitted by this clause (n)) will not affect the obligation to discharge such Liens within the time frames that applied to such Existing Security at the time it was first incurred (as specified in the applicable clause);
(o) any Lien arising as a result of a Change in Lease Accounting Standard; and

(p) other Liens by Amcor or any Subsidiary securing Indebtedness, provided that, immediately after giving effect to the incurrence or assumption of any such Lien or the incurrence of any Indebtedness secured thereby, the aggregate principal amount of all outstanding Indebtedness of Amcor and any Subsidiary secured by any Liens pursuant to this clause (p) shall not exceed 10% of Total Tangible Assets at such time.

There are no restrictions in the indenture limiting the amount of unsecured Indebtedness that Amcor or any of its Subsidiaries may have outstanding at any time.

Consolidation, Merger and Sale of Assets

The indenture provides that for so long as any of the Notes of any series issued thereunder or Guarantees thereunder are outstanding, neither the Issuer nor any applicable Guarantor may consolidate with or merge into any other Person that is not the Issuer or an applicable Guarantor, or convey, transfer or lease all or substantially all of its properties and assets to any Person that is not the Issuer or an applicable Guarantor, unless:

(1) any Person formed by such consolidation or into which the Issuer or such Guarantor, as the case may be, is merged or to whom the Issuer or such Guarantor, as the case may be, has conveyed, transferred or leased all or substantially all of its properties and assets is a corporation, partnership or trust organized and validly existing under the laws of its jurisdiction of organization, and such Person either is the Issuer or any other applicable Guarantor or assumes by supplemental indenture the Issuer’s or such Guarantor’s obligations, as the case may be, on such Notes or such Guarantees, as applicable, and under the indenture (including any obligation to pay any Additional Amounts);

(2) immediately after giving effect to the transaction and treating any Indebtedness which becomes an obligation of the Issuer or any applicable Guarantor as a result of such transaction as having been incurred at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

(3) any such Person not incorporated or organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, Jersey, the Commonwealth of Australia or the United Kingdom or any state or territory thereof shall expressly agree by a supplemental indenture:

(a) to indemnify the holder of each such Note and each beneficial owner of an interest therein against (X) any tax, duty, assessment or other governmental charge imposed on such holder or beneficial owner or required to be withheld or deducted from any, payment to such holder or beneficial owner as a consequence of such consolidation, merger, conveyance, transfer or lease, and (Y) any costs or expenses of the act of such consolidation, merger, conveyance, transfer or lease; and

(b) that all payments pursuant to such Notes or such Guarantees in respect of the principal of and any premium and interest on such Notes, as the case may be, shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction of organization or residency of such Person or any political subdivision or taxing authority thereof or therein, unless such taxes, duties, assessments or governmental charges are required by such jurisdiction or any such subdivision or authority to be withheld or deducted, in which case such Person will pay such additional amounts (“Successor Additional Amounts”) as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges payable in respect of such) in the payment to each holder or beneficial owner of a Note of such series of the amounts which would have been received pursuant to such Notes or such Guarantees, as the case may be, had no such withholding or deduction been required, subject to the same exceptions as would apply with respect to the payment by the Issuer or the applicable Guarantors of Additional Amounts in respect of such Notes or such Guarantees (substituting the jurisdiction of organization of such Person for any Relevant Jurisdiction) (see “Payment of Additional Amounts”); and

(4) certain other conditions are met.

The foregoing provisions would not necessarily afford holders of the Notes protection in the event of highly leveraged or other transactions involving the Issuer or the applicable Guarantors that may adversely affect holders of the Notes.

Events of Default

An “Event of Default” is defined in the indenture, with respect to the Notes, as:

(a) a default in the payment of any principal of, or any premium on, the Notes when due, whether at maturity, upon redemption, pursuant to a Change of Control Offer or otherwise and, provided that if such default is caused solely by technical or administrative error, the continuance of such default for a period of three Business Days;

(b) a default in the payment of any interest or any Additional Amounts due and payable on the Notes and the continuance of such default for a period of 30 days;

(c) a default in the performance or breach of any other covenant, obligation or agreement of the Issuer or any Guarantor in the indenture with respect to the Notes or applicable Guarantee and the continuance of such default or breach for a period of 90 days, after written notice of such default has been given by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes outstanding;

(d) (i) any Indebtedness in an aggregate principal amount of at least $150,000,000 (or its equivalent in any other currency or currencies) of the Issuer, any applicable Guarantor or any applicable Principal Subsidiary becomes due and is required to be paid prior to its contractual maturity date by reason of any event of default or acceleration (however described), (ii) the Issuer, any applicable Guarantor or any applicable Principal Subsidiary fails (after the expiration of any applicable grace period) to make any payment in respect of any Indebtedness in an aggregate principal amount of at least $150,000,000 (or its equivalent in any other currency or currencies) on the due date for payment, (iii) any security given by the Issuer, any applicable Guarantor or any applicable Principal Subsidiary for any Indebtedness in an aggregate principal amount of at least $150,000,000 (or its equivalent in any other currency or currencies) is enforced or (iv) default is made (after the expiration of any applicable grace period) by the Issuer, any applicable Guarantor or any applicable Principal Subsidiary for any Indebtedness in an aggregate principal amount of at least $150,000,000 (or its equivalent in any other currency or currencies) in making any payment due under any Guarantee and/or indemnity given by it in relation to any Indebtedness in an aggregate principal amount of at least $150,000,000

(or its equivalent in any other currency or currencies), unless such Indebtedness is discharged or an event of default or acceleration related to such Indebtedness is waived or rescinded, as applicable;

(e) one or more judgments for the payment of money in an aggregate amount in excess of $150,000,000 (or its equivalent in any other currency or currencies), shall be rendered against the Issuer, any applicable Guarantor or any applicable Principal Subsidiary or any combination thereof and the same shall remain unsatisfied or undischarged for a period of 30 consecutive days, during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon assets of Amcor or any applicable Principal Subsidiary to enforce such judgment;

(f) any applicable Guarantee is held to be unenforceable or invalid in a judicial proceeding or is claimed in writing by the Issuer or any applicable Guarantor not to be valid or enforceable, or any applicable Guarantee is denied or disaffirmed in writing by the Issuer or any applicable Guarantor, except, in each case, as permitted in accordance with the terms of such indenture; and

(g) certain events of bankruptcy or insolvency with respect to the Issuer, any applicable Guarantor or any applicable Principal Subsidiary, as more fully set out in the indenture.

If an Event of Default (other than certain events of bankruptcy or insolvency) with respect to the Notes occurs and is continuing, then and in every such case the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of such Notes to be due and payable immediately, by a notice in writing to the Issuer with a copy to the applicable Guarantors (and to the Trustee if given by holders). Upon such a declaration, such principal amount and any accrued interest shall become immediately due and payable. If certain Events of Default triggered by certain events of bankruptcy or insolvency occur and are continuing, the principal of, Additional Amounts, if any, and any accrued interest on the Notes then outstanding shall become immediately due and payable; provided, however, that any time after a declaration of acceleration with respect to the Notes has been made and before a judgment for payment of money has been obtained by the Trustee, the holders of a majority in principal amount of the Notes at the time outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default with respect to the Notes, other than the non-payment of the accelerated principal or interest, have been cured or waived as provided in the indenture and certain other actions have been taken by the Issuer or an applicable Guarantor.

The foregoing provision shall be without prejudice to the rights of each individual holder to initiate an action against the Issuer or the applicable Guarantors for payment of any principal, Additional Amounts, and/or interest past due on any corresponding debt securities, as the case may be.

Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the Notes, unless among other things, such holders shall have offered to the Trustee indemnity satisfactory to the Trustee. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect of the Notes.

No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder (in each case to the extent otherwise permitted by applicable law), unless:

(a) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes;

(b) the holders of at least 25% in aggregate principal amount of the outstanding Notes have made a written request, and such holder or holders have offered indemnity satisfactory to the Trustee to institute such proceeding on behalf of the holders; and

(c) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request, within 60 days after receipt of such notice, request and offer.

Such limitations do not apply, however, to a suit instituted by a holder of Notes for the enforcement of payment of the principal of or interest on such Notes on or after the applicable due date specified in such Notes.

Modification and waiver

There are three types of changes the Issuer can make to the indenture and the Notes.

Changes requiring unanimous approval

First, there are the following changes, which the Issuer cannot make to the Notes or the indenture without the specific consent of the holder of each Note affected thereby:

•Change the stated maturity of, or any installment of, the principal, premium (if any) or interest on the Notes or the rate of interest on the Notes or change the Issuer’s obligation to pay Additional Amounts on the Notes, as described above under the section entitled “Payment of Additional Amounts.”
•Change the place or currency of payment on the Notes.
•Impair the ability of any holder of the Notes to sue for payment.
•Reduce the amount of principal payable upon acceleration of the maturity of the Notes following an Event of Default.
•Reduce any amounts due on the Notes.
•Reduce the aggregate principal amount of the Notes the consent of the holders of which is needed to modify or amend the indenture.
•Reduce the aggregate principal amount of the Notes the consent of the holders of which is needed to waive compliance with certain provisions of the indenture or to waive certain defaults.
•Modify in a way that adversely affects holders any other aspect of the provisions dealing with modification or waiver under the indenture.
•Modify in a way that adversely affects holders the terms and conditions of the applicable Guarantors’ payment obligations (including with respect to Additional Amounts) under the Notes.
•Waive a default or an Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the outstanding Notes, and a waiver of the payment default that resulted from such acceleration).
•Subordinate the Notes or the Guarantees thereof to any other obligation of the Issuer or any of the applicable Guarantors.
•Release any applicable Guarantee (other than in accordance with the indenture).

•Change any of the provisions set forth above requiring the consent of the holders of the Notes.

Changes requiring majority approval

With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes affected thereby, the Issuer and the Trustee may modify the indenture or the Notes for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of such Notes; provided that the Issuer cannot obtain a waiver of a payment default or any change in respect of the indenture or the Notes listed under “Changes requiring unanimous approval” without the consent of each holder of the Notes to such waiver or change.

Changes not requiring approval

The third type of change does not require any vote or consent by holders of the Notes. This type is limited to clarifications and certain other changes as specified in the indenture that would not adversely affect holders of the Notes in any material respect.

Further details concerning voting / consenting

When taking a vote or obtaining a consent, the Issuer will use the principal amount that would be due and payable on the voting date, if the maturity of the corresponding Notes were accelerated to that date because of an Event of Default.

Notes will not be considered outstanding, and therefore not eligible to vote, if the Issuer has deposited or set aside in trust for you money for their payment or redemption, or if such Notes have been cancelled by the Trustee or delivered to the Trustee for cancellation.

The Issuer will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding Notes that are entitled to vote or take other action under the indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders of the Notes. If the Issuer or the Trustee sets a record date for a vote or other action to be taken by holders of the Notes, that vote or action may be taken only by persons who are holders of such Notes on the record date and must be taken within 180 days following the record date or a shorter period that the Issuer may specify (or as the Trustee may specify, if it set the record date). The Issuer may shorten or lengthen (but not beyond 180 days) this period from time to time.

Satisfaction and discharge

The indenture will be discharged and will cease to be of further effect as to all debt securities issued thereunder, when:

•either:
oall debt securities under the indenture that have been authenticated and delivered, except lost, stolen or destroyed debt securities under the indenture that have been replaced or paid and applicable series of debt securities for whose payment money has been deposited in trust and thereafter repaid to the Issuer or discharged from such trust, have been delivered to the Trustee for cancellation; or
oall debt securities under the indenture that have not been delivered to the Trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or otherwise, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year, and, in each case the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of such debt securities, cash in US dollars, not-callable U.S. Government Obligations, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the applicable series of debt securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the maturity date or redemption date, as the case may be;
•no default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer is a party or by which the Issuer is bound;
•the Issuer has paid or caused to be paid all sums payable by it under the indenture including all amounts due and payable to the Trustee; and
•the Issuer has delivered irrevocable instructions to the Trustee under the indenture to apply the deposited money toward the payment of the applicable series of debt securities at its maturity date or redemption date, as the case may be.

In addition, the Issuer must deliver to the Trustee an officers’ certificate of one of its responsible officers and an opinion of counsel reasonably acceptable to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Defeasance and covenant defeasance

The indenture provides that the Issuer and the Guarantors, at the Issuer’s or the applicable Guarantor(s)’s option with respect to the Notes and the Guarantees:

(1)will be deemed to have been discharged from their respective obligations in respect of the Notes (except for certain obligations to register the transfer of or exchange the Notes, to replace stolen, lost, destroyed or mutilated Notes upon satisfaction of certain requirements (including, without limitation; providing such security or indemnity as the Trustee, the Issuer or the applicable Guarantors may require) and except obligations to pay all amounts due and owing to the Trustee under the indenture), to maintain paying agents and to hold certain moneys in trust for payment); or
(2)need not comply with certain restrictive covenants of the indenture (including those described under “ Certain Covenants - Limitation on Liens” and “Certain Covenants - Consolidation, merger and sale of assets”), in each case if the Issuer or the applicable Guarantors deposit in trust with the Trustee (i) money in an amount, (ii) U.S. Government Obligations that through the scheduled payment of principal and interest in respect of the Notes in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount or (iii) a combination thereof, in each case sufficient to pay all the principal of, and any premium and interest (and any Additional Amounts then known) on the Notes, on the dates such payments are due in accordance with the terms of the indenture.

In the case of discharge pursuant to clause (1) above, the Issuer or the applicable Guarantors, as the case may be, is required to deliver to the Trustee an opinion of counsel stating that (a) the Issuer or the applicable Guarantors, as the case may be, has received from, or there has been published by, the IRS, a ruling or (b)

since the original issue date of the Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that the holders of the Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the exercise of the option under clause (1) above and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised. In the case of discharge pursuant to clause (2) above, the Issuer or the applicable Guarantors, as the case may be, is required to deliver to the Trustee an opinion of counsel stating that the holders of the Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the exercise of the option under clause (2) above and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such option had not been exercised.

Fraudulent Conveyance or Transfer and Other Considerations

Australia

Under Australian insolvency laws, a guarantee or payment under a guarantee may be set aside (subject to certain defences) if the guarantor is being wound up and the guarantee or payment is found by a court, on the application of the guarantor’s liquidator, to be an “insolvent transaction.” A transaction of a guarantor is an insolvent transaction if (a) the guarantor was insolvent (unable to pay its debts as they become due) at the time of the transaction or at the time of an act or omission made for the purpose of giving effect to it or became insolvent because of such transaction or act or omission and (b) the transaction is an “unfair preference” given by the guarantor to a creditor or an “uncommercial transaction” of the guarantor.

An “unfair preference” is given by a company to a creditor if a transaction to which the company and the creditor are parties results in the creditor receiving from the company, in respect of an unsecured debt that the company owes to the creditor, more than the creditor would otherwise receive from the company if it were to prove for the debt in a winding up.

An “uncommercial transaction” under the Australian Act is one which a reasonable person in the company’s position would not have entered into, having regard to (i) the benefits, if any, realized by such guarantor of issuing such guarantee, (ii) the detriment to such guarantor of issuing such guarantee, (iii) the respective benefits realized by other parties to the transaction, and (iv) any other relevant matter.

A liquidator is empowered to challenge any insolvent transaction if it was entered into, or an act was done for the purpose of giving effect to it, by the company in the six months ending on the relation back day (which will usually be the date on which any application to the court to wind-up the company was made or where immediately before the winding up order was made the company was under administration, the date of commencement of the administration). Any insolvent transaction which is also an uncommercial transaction of the company may be challenged if it was entered into, or an act was done for the purpose of giving effect to it, by the company in the two years ending on the relation back day. Where a related entity of the company is a party to the insolvent transaction, the period of challenge is four years ending on the relation back day. If the transaction were entered into for a purpose including the purpose of defeating, delaying or interfering with the rights of any or all of the creditors of the company on a winding up, the period of challenge is ten years.

In addition, rights of recovery under the guarantee may be limited in the event the guarantor goes into external administration and/or executes a deed of company arrangement (a “DOCA”). There are a number of moratoria vis-à- vis a company in administration including, for example, limitations on the commencement or continuation of proceedings against the company.

A DOCA binds all creditors of the company, so far as it concerns claims arising on or before the day specified in the deed. Accordingly, in the event that a guarantor enters into a DOCA, noteholders may lose their right to bring a claim against the guarantor and be left with a right to prove any claim against a fund established under a DOCA, which may not be sufficient to satisfy the guarantee.

In addition, an Australian company may enter into a scheme of arrangement with its creditors or a class of its creditors under section 411 of the Australian Act. The terms of a scheme will be binding on all relevant members of the class if approved at a meeting of the relevant class of creditors at which more than 50% by number and 75% by value of creditors present and voting vote in favor of the scheme, and the scheme is subsequently approved by an order of the court. Accordingly, in the event that the guarantor enters into a scheme of arrangement with its creditors, the rights of noteholders to bring a claim against the guarantor may be affected.

Companies not incorporated in Australia can also be subject to the aforementioned Australian insolvency law in certain circumstances.

United States

Under United States bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;
•was insolvent or rendered insolvent by reason of such incurrence;
•was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or
•intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;
•the present fair saleable value of its assets was less than the amount that would be required, to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or
•it could not pay its debts as they become due.

Jersey

Under Article 17 of the Bankruptcy (Désastre) (Jersey) Law 1990, as amended (the “Jersey Bankruptcy Law”) and Article 176 of the Companies (Jersey) Law 1991 (the “Jersey Companies Law”), the court may, on the application of the Viscount of Jersey (in the case of a company whose property has been declared “en désastre”) or liquidator (in the case of a creditors’ winding up, a procedure which is instigated by shareholders not creditors), set aside a guarantee entered into by a company with any person at an undervalue. There is a five year look back period from the date of commencement of the winding up or declaration of “désastre” during which guarantees are susceptible to examination pursuant to this rule. If the court determines that the transaction was a transaction at an undervalue, the court can make such order as it thinks fit to restore the position to what it would have been in if the transaction had not been entered into. In any proceedings, it is for the Viscount of Jersey or liquidator to demonstrate that the Jersey company was insolvent unless a beneficiary of the transaction was a connected person or associate of the company, in which case there is a presumption of insolvency and the connected person must demonstrate the Jersey company was not insolvent when it entered the transaction in such proceedings.

Under Article 17A of the Jersey Bankruptcy Law and Article 176A of the Jersey Companies Law, the court may, on the application of the Viscount of Jersey (in the case of a company whose property has been declared “en désastre”) or liquidator (in the case of a creditors’ winding up), set aside a preference (including a guarantee) given by the company to any person. There is a 12 month look back period from the date of commencement of the winding up or declaration of “désastre” during which guarantees are susceptible to examination pursuant to this rule.

A guarantee will constitute a preference if it has the effect of putting a creditor of the Jersey company (or a surety or guarantor for any of the company’s debts or liabilities) in a better position (in the event of the company going into an insolvent winding up) than such creditor, guarantor or surety would otherwise have been in had that transaction not been entered into. If the court determines that the guarantee constituted such a preference, the court has very wide powers for restoring the position to what it would have been if that preference had not been given. However, for the court to do so, it must be shown that in deciding to give the preference the Jersey company was influenced by a desire to produce the preferential effect. In any proceedings, it is for the Viscount of Jersey or liquidator to demonstrate that the Jersey company was insolvent at the relevant time and that the company was influenced by a desire to produce the preferential effect, unless the beneficiary of the guarantee was a connected person, in which case there is a presumption that the company was influenced by a desire to produce the preferential effect and the connected person must demonstrate in such proceedings that the company was not influenced by such a desire.

In addition to the Jersey statutory provisions referred to above, there are certain principles of Jersey customary law (for example, a Pauline action) under which dispositions of assets with the intention of defeating creditors’ claims may be set aside.

England and Wales

The relevant English insolvency statutes contain the framework for two main insolvency processes:

(a) administration, which involves a company being placed under the control of a qualified insolvency practitioner known as an administrator; and

(b) liquidation, which involves a company being placed under the control of a qualified insolvency practitioner known as a liquidator.

If a company enters administration or goes into a liquidation process, under English insolvency law there are certain circumstances in which certain transactions (including the grant of security and/or guarantees by a company incorporated under the laws of England and Wales) can be challenged.

Transactions at an undervalue

The administrator or liquidator, as applicable, has certain powers to (among other things) apply to the court for such order as the court sees fit (including an order to set aside any transaction) to restore the position to what it would have been if the company had not entered into a transaction with any person at an “undervalue” (as described in the UK Insolvency Act 1986) if the following conditions are met:

1.The company makes a gift to (or otherwise receives no consideration from) another party, or receives consideration the value of which (in money or money’s worth) is significantly lower than the value of the consideration given by the company.
2.The transaction was entered into at a time in the period of two years ending with the onset of insolvency, (i.e. before the date that the winding-up petition is presented to court (in a compulsory liquidation), the date the company passes the relevant winding-up resolution (in a voluntary liquidation) or, depending on how the company enters administration, either the date on which the court application for an administration order is issued, the date of the notice of intention to appoint an administrator, or, otherwise, the date the appointment of an administrator takes effect).
3.The company was unable to pay its debts at the time of the transaction, or became unable to pay its debts as a result.

A court generally will not intervene and make an order to set a transaction aside, however, if it is satisfied that: (i) the company entered into a transaction in good faith and for the purpose of carrying on its business; and (ii) at the time it did so there were reasonable grounds for believing the transaction would benefit the company.

In addition, if it can be shown that a transaction entered into by a company was made at an undervalue and was made for the purpose of putting assets beyond the reach, or otherwise prejudicing the interests, of persons who might claim against it, then the court may make such order as it thinks fit for restoring the position to what it would have been had the transaction not been entered into (including an order to set aside any transaction) and for protecting the interests of “victims” who would be prejudiced or potentially prejudiced by the transaction. Any person who is such a “victim” of the transaction (with the leave of the court), as well as the administrator or liquidator of the company, may assert such a claim. There is no statutory time limit within which a claim must be made, other than relevant limitation periods, and the company need not be insolvent at the time of the transaction or in liquidation or administration. Further, rights of recovery under a guarantee may be limited in the event the guarantor enters English law administration or liquidation.

Preferences

Additionally, if the liquidator or administrator can show that a “preference” was given by a company at a time in the period of six months ending with the onset of insolvency (or two years if the preference is to a “connected person”), a court can make such order as it see fits to restore the position to what it would have been had the preference not been given (including an order to set aside any transaction). Generally, a company gives a preference to a person if it does anything or suffers anything to be done which has the effect of putting a person who is one of the company’s creditors, sureties or guarantors in a position which, in the event of the company’s insolvent liquidation, will be better than the position that person would have been in had that thing not been done. A court will not make an order in respect of a preference to a person unless it is satisfied that the company was influenced in deciding to give the preference by a desire to improve that person’s position in the event of the company’s insolvent liquidation than if that thing had not been done, though this desire is presumed where the preference is to a connected person. A court will only make an order in respect of a preference if, at the time of the relevant transaction or preference, the company was insolvent within the meaning of the UK Insolvency Act 1986 (i.e. insolvent on a cash flow or a balance sheet test basis) or became insolvent as a consequence of the transaction or preference.

In any preference proceedings, it is for the administrator or liquidator to demonstrate that a company was insolvent and that there was such influence unless a beneficiary of the transaction was a connected person, in which case the connected persons must demonstrate in such proceedings that there was no such influence. If a court were to find that the guarantee was a preference, the court would have the power to restore the position to what it would have been if that preference had not been given, which could include reducing payments under the guarantee (although there is protection for a third party who enters into one of the transactions in good faith and without notice of the relevant circumstances).

Statutory moratorium

Under administration and liquidation there is an effective moratorium preventing third parties from enforcing the majority of their rights against the company by way of proceedings without the prior consent of the administrator or liquidator, or order of the English Court. If consent or an order is not obtained, noteholders may only be able to enforce their rights via collective insolvency proceedings. It is noted that recoveries from a guarantor in administration or liquidation could be significantly reduced.

The directors of the guarantor can also apply for a standalone moratorium under the UK Insolvency Act 1986 in certain circumstances, which generally has broadly the same effect as the moratorium under administration and liquidation.

CVAs, schemes of arrangement and restructuring plans

Rights under a guarantee could also be compromised by way of an English law company voluntary arrangement (under the UK Insolvency Act 1986), or a scheme of arrangement or restructuring plan (under the UK Companies Act 2006), all of which can be proposed by the guarantor itself (subject to certain threshold requirements being satisfied). As a result of such compromise, noteholders may lose their right to bring a claim against the guarantor and/or only be able to recover a portion of amounts originally recoverable under the guarantee. Specific voting thresholds must be met for each of a company voluntary arrangement, scheme of arrangement and restructuring plan to be implemented, and schemes of arrangement and restructuring plans require prior sanction by the English Court.

Companies not incorporated in England and Wales can also be subject to the aforementioned English law insolvency processes. In very broad terms, (i) administration and the company voluntary arrangement can be used for a foreign company with its centre of main interests (i.e. where the entity conducts the administration of its interests on a regular basis as ascertainable by third parties) in England and Wales and, (ii) liquidation, the standalone moratorium, the scheme of arrangement and the restructuring plan can be used for a foreign company with a sufficient connection to England and Wales (which is generally a lower threshold to meet than the centre of main interests test).

In addition to the English statutory insolvency provisions which we have focused on above, there may well be provisions in English company law, including certain fraud based offences, under which transactions may be set aside and other rights may be exercisable in the event of an English law insolvency process.

Connected Persons

A “connected person” of a company granting a guarantee for the purposes of transactions at an undervalue or preferences is a party who is: (a) a director of the company; (b) a shadow director; (c) an associate of such director or shadow director; or (d) an associate of the relevant company.

A party is associated with an individual if they are: (a) a relative of the individual; (b) the individual’s husband, wife or civil partner; (c) a relative of the individual’s husband, wife or civil partner; (d) the husband, wife or civil partner of a relative of the individual; or (e) the husband, wife or civil partner of a relative of the individual’s husband, wife or civil partner. A party is associated with a company if they are employed by that company. A company is associated with another company if the same person has control of both companies, or a person has control of one and persons who are his associates, or he and persons who are his associates, have control of the other, or if a group of two or more persons has control of each company and the groups either consist of the same persons or could be regarded as consisting of the same persons by treating (in one or more cases) a member of either group as replaced by a person of whom he is an associate.

A person is to be taken as having control of a company if the directors of the company or of another company which has control of it (or any of them) are accustomed to act in accordance with his directions or instructions, or he is entitled to exercise, or control the exercise of, one third or more of the voting power at any general meeting of the company or of another company which has control of it. Where two or more persons together satisfy either of these conditions, they are to be taken as having control of the company.

Certain Definitions

“Accounts” means the consolidated statement of financial position, consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement of the Group, prepared on a consolidated basis in accordance with U.S. GAAP, together with reports (including directors’ reports and, if applicable, auditors’ reports) and notes attached to or intended to be read with any such consolidated financial statements.

“Australian Act” means the Corporations Act 2001 (Cwlth) of Australia.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City, United States or London, United Kingdom are authorized or required by law to close and on which the Trans European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

“Change in Lease Accounting Standard” means, and shall be deemed to have occurred, as of the date of effectiveness of the FASB Accounting Standards Codification 842, Leases (or any other United States Accounting Standards Codification having a similar result or effect) (and related interpretations) and, as applicable, the date of effectiveness of the AASB 16 (Leases).

“Change of Control” means the occurrence of any one of the following:

(1)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Amcor and its Subsidiaries taken as a whole to any person (including any “person” as that term is used in Section 13(d)(3) of the Exchange Act) other than to Amcor or one of its Subsidiaries;
(2)the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person (including any “person” as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the outstanding Voting Stock of Amcor, measured by voting power rather than number of shares;
(3)Amcor consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Amcor, in any such event pursuant to a transaction in which any of the Voting Stock of Amcor or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Amcor constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;
(4)the first day on which the majority of the members of the board of directors of Amcor cease to be Continuing Directors; or
(5)the adoption of a plan relating to the liquidation or dissolution of Amcor.

“Change of Control Trigger Period” means, with respect to any Change of Control, the period commencing upon the earlier of (i) the occurrence of such Change of Control or (ii) 60 days prior to the date of the first public announcement of such Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Change of Control Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies engaged by Amcor or the Issuer has publicly announced that it is considering a possible ratings change).

“Change of Control Triggering Event” means with respect to any Change of Control:

(1)if there are two Rating Agencies engaged by Amcor or the Issuer providing ratings for the Notes issued under the indenture on the first day of the Change of Control Trigger Period with respect to such Change of Control, both Rating Agencies engaged by Amcor or the Issuer cease to rate such Notes Investment Grade during such Change of Control Trigger Period; and
(2)if there are three Rating Agencies engaged by Amcor or the Issuer providing a rating for the Notes issued under the indenture on the first day of the Change of Control Trigger Period with respect to such Change of Control, two or more Rating Agencies engaged by Amcor or the Issuer cease to rate such Notes Investment Grade during such Change of Control Trigger Period.

If there are not at least two Rating Agencies engaged by Amcor or the Issuer providing a rating for the Notes issued under the indenture on the first day of any Change of Control Trigger Period, a Change of Control Triggering Event shall be deemed to have occurred. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the board of directors of Amcor who (i) was a member of such board of directors on the date of the issuance of the Notes; or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Default” means any event which is, or after notice or lapse of time or both would become, an Event of Default.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing; provided that, prior to the conversion thereof, debt securities convertible into Equity Interests shall not constitute Equity Interests.

“Finance Lease” means a “finance lease” in accordance with U.S. GAAP under FASB Accounting Standards Codification 842, Leases.

“Fitch” means Fitch, Inc., a subsidiary of Fimalac, S.A., and its successors.

“Group” means Amcor and its Subsidiaries, taken as a whole.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that any options, rights or shares issued pursuant to any employee share or bonus plan, including any phantom rights or phantom shares, or any similar plans providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Amcor or its Subsidiaries shall not be a Hedge Agreement.

“Indebtedness” means, with respect to any Person, all obligations of such Person, present or future, actual or contingent, in respect of moneys borrowed or raised or otherwise arising in respect of any financial accommodation whatsoever, including (a) amounts raised by acceptance or endorsement under any acceptance credit or endorsement credit opened on behalf of such Person, (b) any Indebtedness (whether actual or contingent, present or future) of another Person that is guaranteed, directly or indirectly, by such Person or that is secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (c) the net amount actually or contingently (assuming the arrangement was closed out on the relevant day) payable by such Person under or in connection with any Hedge Agreement, (d) liabilities (whether actual or contingent, present or future) in respect of redeemable preferred Equity Interests in such Person or any obligation of such Person incurred to buy back any Equity Interests in such Person, (e) liabilities (whether actual or contingent, present or future) under Finance Leases for which such Person is liable, (f) any liability (whether actual or contingent, present or future) in respect of any letter of credit opened or established on behalf of such Person, (g) all obligations of such Person in respect of the deferred purchase price of any asset or service and any related obligation deferred (i) for more than 90 days or (ii) if longer, in respect of trade creditors, for more than the normal period of payment for sale and purchase within the relevant market (but not including any deferred amounts arising as a result of such a purchase being contested in good faith), (h) amounts for which such Person may be liable (whether actually or contingently, presently or in the future) in respect of factored debts or the advance sale of assets for which there is recourse to such Person, (i) all obligations of such Person evidenced by debentures, notes, debenture stock, bonds or other financial instruments, whether issued for cash or a consideration other than cash and in respect of which such Person is liable as drawer, acceptor, endorser, issuer or otherwise, (j) obligations of such Person in respect of notes, bills of exchange or commercial paper or other financial instruments and (k) any indebtedness (whether actual or contingent, present or future) for moneys owing under any instrument entered into by such Person primarily as a method of raising finance and that is not otherwise referred to in this definition. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Investment Grade” means (i) a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); (ii) a rating of BBB - or better by S&P (or its equivalent under any successor rating category of S&P); (iii) a rating of BBB - or better by Fitch (or its equivalent under any successor rating category of Fitch) or (iv) in the event of the Notes being rated by a permitted Substitute Rating Agency, the equivalent of either (i), (ii) or (iii) by such Substitute Rating Agency.

“Lien” means, with respect to any asset, (a) any mortgage, deed or other instrument of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, including any arrangement entered into for the purpose of making particular assets available to satisfy any Indebtedness or other obligation and (b) the interest of a vendor or a lessor under any conditional sale agreement, Finance Lease or capital lease or title retention agreement (other than any title retention agreement entered into with a vendor on normal commercial terms in the ordinary course of business) relating to such asset.

“Limited Recourse Indebtedness” means Indebtedness incurred by Amcor or any Subsidiary to finance the creation or development of a Project or proposed Project of Amcor or such Subsidiary, provided that, as specified in the terms of such Limited Recourse Indebtedness:

a)the Person (the “Relevant Person”) in whose favor such Indebtedness is incurred does not have any right to enforce its rights or remedies (including for any breach of any representation or warranty or obligation) against Amcor or such Subsidiary, as applicable, or against the Project Assets of Amcor or such Subsidiary, as applicable, in each case, except for the purpose of enforcing a Lien that attaches only to the Project Assets and secures an amount equal to the lesser of the value of the Project Assets of Amcor or such Subsidiary, as applicable encumbered by such Lien and the amount of Indebtedness secured by such Lien; and
b)the Relevant Person is not permitted or entitled (i) except as and to the extent permitted by clause (a) above, to enforce any right or remedy against, or demand payment or repayment of any amount from, Amcor or any Subsidiary (including for breach of any representation or warranty or obligation), (ii) except as and to the extent permitted by clause (a) above, to commence or enforce any proceedings against Amcor or any Subsidiary or (iii) to apply to wind up, or prove in the winding up of, Amcor or any Subsidiary, such that the Relevant Person’s only right of recourse in respect of such Indebtedness or such Lien is to the Project Assets encumbered by such Lien.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, association, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Subsidiary” means, as of any date, any Subsidiary (including any successor Person of such Subsidiary) that (a) accounts for greater than 5% of the consolidated total assets of Amcor and its Subsidiaries as of such date, determined in accordance with U.S. GAAP, or (b) accounted for greater than 5% of the consolidated revenues of the Amcor and its Subsidiaries for the immediately preceding financial year of the Amcor, determined in accordance with U.S. GAAP.

“Project” means any project or development undertaken or proposed to be undertaken by Amcor or any Subsidiary involving (a) the acquisition of assets or property, (b) the development of assets or property for exploitation or (c) the acquisition and development of assets or property for exploitation.

“Project Assets” means (a) any asset or property of Amcor or any Subsidiary relating to the creation or development of a Project or proposed Project of Amcor or such Subsidiary, including any assets or property of Amcor or such Subsidiary, as applicable, derived from, produced by or related to such Project and (b) any fully paid shares or other Equity Interests in any Subsidiary that are held by the direct parent company of such Subsidiary, provided that (i) such Subsidiary carries on no business other than the business of such Project or proposed Project and (ii) there is no recourse to such direct parent company of such Subsidiary other than to those fully paid shares or other Equity Interests and the rights and proceeds in respect of such shares or Equity Interests.

“Rating Agency” means each of Moody’s, S&P, Fitch or any Substitute Rating Agency, but only to the extent such Rating Agency is then-engaged by Amcor or the Issuer to provide a rating for the Notes.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Specified Indebtedness” means Indebtedness of the Issuer or any applicable Guarantor in an outstanding principal amount of at least $150,000,000 (or its equivalent in the relevant currency of payment) issued under any credit facility, indenture, purchase agreement, credit agreement or similar facility.

“Subsidiary” means, with respect any Person, (a) any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns or controls sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and (b) any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of Amcor.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of the Exchange Act engaged by Amcor to provide a rating of the Notes in the event that Moody’s, S&P or Fitch, or any other Substitute Rating Agency, has ceased to provide a rating of the Notes for any reason other than as a result of any action or inaction by Amcor, and as a result thereof there are no longer two Rating Agencies providing ratings of the Notes.

“Total Tangible Assets” means, as of any date, (a) the aggregate amount of the assets (other than intangible assets, goodwill and deferred tax assets) of the Group, as disclosed on the consolidated statement of financial position in the most recent Accounts of the Group, minus (b) the lesser of (i) the aggregate value of all Project Assets subject to any Lien securing any Limited Recourse Indebtedness and (ii) the aggregate principal amount of Limited Recourse Indebtedness, in each case, as reflected in (or derived from) the most recent Accounts of the Group, plus (c) the net cash proceeds received by Amcor from any share capital issuance by Amcor consummated after the date of the most recent balance sheet included in such Accounts and on or prior to such date.

“U.S. GAAP” means the generally accepted accounting principles in the United States.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States is pledged and which are not callable at the Issuer’s option.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.